FirstEnergy Corp.
Executive and Directors Incentive Compensation Plan (Plan)
Restricted Stock Agreement

Amendment Dated as of February 26, 2008 to
Restricted Stock Agreement 32 (RS32) Dated March 1, 2005

FirstEnergy Corp. (“Company”), as authorized by the Compensation Committee of its Board of Directors on February 18, 2008, and in accordance with Section 3.3 of the above captioned Plan, and per the terms of your Employment Agreement dated February 26, 2008, amends Restricted Stock Agreement 32 between the Company and Gary R. Leidich (“Recipient”) as follows:

A.  Under the GENERAL TERMS heading, replace the Restricted Period subheading and text in its entirety with the following:

“Restricted Period

Restricted Shares shall not be sold, transferred, pledged, or assigned, until the earliest of:

a)	March 1, 2010;
b)	The date of the Recipient’s death;
c)	The date that a Change in Control occurs;
d)	The date that the Recipient’s employment is terminated due to Disability (as defined under Section 8.10 of the Plan); or
e)	The date that your employment is terminated by the Company without Cause prior to March 1, 2010. “

                 B.  Under the GENERAL TERMS heading, replace the Forfeiture subheading and text in its entirety with the following:

“Forfeiture

The Recipient shall forfeit all of the Restricted Stock and any right to dividends on the Restricted Stock upon the occurrence of any the following events before the expiration of the Period of Restriction:

•
Termination of employment with the Company or its subsidiaries for any reason.  Notwithstanding the foregoing, no forfeiture shall occur if termination of employment with the Company is due to death, Disability (as defined under the then established rules of the Company or any of its subsidiaries, as the case may be) or under circumstances where Recipient is involuntarily terminated by the Company without Cause prior to March 1, 2010.

•	Any attempt to sell, transfer, pledge, or assign the Restricted Shares in violation of the above.

If the Recipient’s employment is involuntary terminated the Restricted Stock in this Agreement will become fully vested.  Additionally, the Recipient will be entitled to all restricted dividends on this Award, as of the date of termination.  The shares will be issued as soon as practicable after the termination, subject to satisfying the applicable tax withholding requirements and subject to Section 3.8 of the Plan.

Upon the occurrence of any of the above before the expiration of the Period of Restriction, the Restricted Stock shall be forfeited by the Recipient to the Company and the Recipient’s interest in the Restricted Stock and dividends earned on the Restricted Stock shall terminate immediately in accordance with the foregoing, unless such forfeiture is waived in the sole discretion of the Committee.”

    FirstEnergy Corp.

    By _______________________________
                                  Corporate Secretary

I acknowledge receipt of this Modification Agreement and I accept and agree with the terms and conditions stated above.

  ________________________________
________________                                                                                            (Signature of Recipient)
            (Date)